Exhibit 10.8

AMERICAN WATER WORKS COMPANY, INC.

EXECUTIVE RETIREMENT PLAN

(Effective January 1, 2005)

American Water Works Company, Inc. (the “Company”) has adopted on behalf of itself and its subsidiaries the following Executive Retirement Plan (the “Plan”) to (1) continue to provide Prior Plan (as defined in paragraphs l(a) through l(d) below) benefits to a select group of management and highly compensated employees of the Company and its subsidiaries (defined as Prior Plan Participants in paragraph 2(n) below), in addition to those provided under the Pension Plan for Employees of American Water Works Company, Inc. and Its Designated Subsidiaries (the “Pension Plan”), and (2) provide to all eligible Employees who are not Prior Plan Participants those benefits that such Employees would receive under the Pension Plan but for the limitations imposed by sections 415 and 401(a)(17) of the Code (as defined in paragraph 2(e) below).

1. Effect and Effective Date.

This Plan is an amendment and restatement of, and replacement for:

(a) the Supplemental Retirement Plan (the “SRP”) originally effective as of April 1, 1989 as amended from time to time thereafter and amended and restated effective as of July 1, 1997; and

(b) the Supplemental Executive Retirement Plan (the “SERP”) originally effective as of April 1, 1985, as amended from time to time thereafter and amended and restated July 1, 1997; and

(c) the St. Louis Water Company Supplemental Pension Plan, originally effective as of January 1, 1988, the Water Utility Service Co. Supplemental Pension Plan, originally effective as of January 1, 1990, the Continental Water Company Supplemental Pension Plan, originally effective as of January 1, 1988, the Northwest Indiana Water Company Supplemental Pension Plan, the Long Island Water Corporation Supplemental Pension Plan, the Gary-Hobart Water Corporation Supplemental Pension Plan, and the Northern Illinois Corporation Supplemental Pension Plan, originally effective as of January 1, 1988, as each have been amended from time to time (collectively, the “NEI Supplemental Pension Plans”); and

(d) the Elizabethtown Water Company Supplemental Executive Retirement Plan (the “Elizabethtown SERP”) originally effective as of August 1, 1995, and as amended from time to time thereafter.

The foregoing plans shall be referred to collectively herein as the “Prior Plans.” This amendment and restatement of, and replacement for, the Prior Plans shall apply only to deferrals of compensation on or after January 1, 2005 and, except as otherwise provided herein, the provisions of this amendment and restatement and replacement shall be effective as of

January 1, 2005. Amounts considered “deferred” (under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations issued thereunder) prior to January 1, 2005 shall continue to be subject to the terms of the Prior Plans as in effect prior to January 1, 2005.

2. Definitions. The terms used herein shall have the following meanings unless a different meaning is clearly required by the context:

(a) “Affiliate” means:

(i) each entity included with the Company in a controlled group of corporations or trades or businesses as determined under Section 414(b) or Section 414(c) of the Code, or in an affiliated service group as determined under Section 414(m) of the Code; or

(ii) any other organization required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

(b) “Beneficiary” means the person designated by the Participant to receive the death benefits provided under paragraph 9 hereof.

(c) “Board” means the Company’s Board of Directors.

(d) “Change in Control” means the occurrence after the Effective Date of one of the following: (i) the acquisition by a “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (other than persons who are shareholders of the Company on the Effective Date) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company representing more than 50% of either (A) the total fair market value of the then outstanding securities of the Company or (B) the combined voting power of the then outstanding voting securities of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a liquidation or dissolution of the Company, or (iv) a majority of the members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board as constituted prior to the date of such appointment or election.

(e) “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision thereof.

(f) “Committee” means the Company’s Pension-Benefits Committee, which is charged with administration of the Plan.

(g) “Effective Date” of this amendment, restatement and replacement is January 1, 2005.

(h) “Employee” means any individual who is employed by the Company or any of its subsidiaries.

(i) “Final Average Earnings” means one of the following, each determined without regard to the limits imposed on compensation under qualified retirement plans by Code Sections 415 and 401(a)(17):

(i) With respect to a Prior Plan Participant in the SRP, the average of the Participant’s salary and Annual Incentive Bonus Plan (or any equivalent plan) awards (whether or not deferred) granted during the 60 consecutive months of the 120 months preceding his actual Retirement that produce the highest average. An Annual Incentive Bonus Plan award will be considered granted in the year in which it is earned even though it is paid in the following year.

(ii) With respect to a Prior Plan Participant in the SERP, the average of the Participant’s salary and Annual Incentive Bonus Plan (or any equivalent plan) awards (whether or not deferred) granted during those 36 consecutive months of the 120 months preceding his actual Retirement that produce the highest average. An Annual Incentive Bonus Plan award will be considered granted in the year in which it is earned even though it is paid in the following year.

(iii) With respect to a Prior Plan Participant in the St. Louis Water Company Supplemental Pension Plan, the Water Utility Service Co. Supplemental Pension Plan, the Continental Water Company Supplemental Pension Plan, the Northwest Indiana Water Company Supplemental Pension Plan, the Long Island Water Corporation Supplemental Pension Plan, the Gary-Hobart Water Corporation Supplemental Pension Plan, or the Northern Illinois Corporation Supplemental Pension Plan, the average of the Salary of the Participant on the date that the Participant Separates from Service and the Salary of the Participant on same date in each of the three preceding calendar years.

(iv) With respect to a Prior Plan Participant in the Elizabethtown SERP, the average of the monthly “Earnings” (defined as W-2 Earnings as reported to the Internal Revenue Service, plus the unrestricted value (at the date of grant) of any restricted stock granted in lieu of salary, and any amounts that would have been W-2 earnings but for the Prior Plan Participant’s elections under section 401(k)or section 125 of the Code) of the Participant during the 36 months immediately preceding the date on which such Participant Separates from Service.

(j) “Normal Retirement Age” means the Participant’s attainment of age 65; except that in the case of a Prior Plan Participant in the SERP (as defined in paragraph l(b)), Normal Retirement Age shall also mean the Participant’s attainment of age 62 and completion of 10 Years of Service.

(k) “Participant” means an Employee who has met the conditions for participation in paragraph 3.

(l) “Pension Plan” means the Pension Plan for Employees of American Water Works Company, Inc. and Its Designated Subsidiaries, as the same may be amended from time to time.

(m) “Plan Year” means the 12 month period ending December 31.

(n) “Prior Plan Participant” means an Employee who was hired by the Company or one of its subsidiaries before January 10, 2003 and was actively participating in a Prior Plan on January 10, 2003.

(o) “Retirement” or “Retires” means a Participant’s Separation from Service on or after (i) reaching Normal Retirement Age, (ii) qualifying for an early retirement benefit under paragraph 5, but before reaching Normal Retirement Age, or (iii) qualifying for a disability retirement benefit under paragraph 7.

(p) “Salary” means, with respect to a Prior Plan Participant in the St. Louis Water Company Supplemental Pension Plan, the Water Utility Service Co. Supplemental Pension Plan, the Continental Water Company Supplemental Pension Plan, the Northwest Indiana Water Company Supplemental Pension Plan, the Long Island Water Corporation Supplemental Pension Plan, the Gary-Hobart Water Corporation Supplemental Pension Plan, or the Northern Illinois Corporation Supplemental Pension Plan, the annual rate of compensation paid to the Participant, exclusive of bonuses, stock options, stock appreciation rights and any employer contributions or payments to any other trust, fund, agreement or plan providing retirement, pension, profit sharing, health, welfare, death, insurance, or similar benefits.

(q) “Separation from Service” means a Participant’s termination of employment with the Company or any Affiliate that meets the requirements of a “separation from service” as defined under Section 409A of the Code and the regulations thereunder.

(r) “Social Security Wage Base” means the average of the amount considered “wages” under Section 3121(a)(l) of the Code for the calendar year including the date as of which a benefit is to be calculated under the Plan and the preceding nine calendar years (four years for purposes of Section 4(b)(ii) only).

(s) “Specified Employee” means, if the stock of the Company or any Affiliate is publicly traded, the following: for any 12-month period beginning on April 1 and ending on the following March 31, a Participant who, as of the preceding December 31, was (i) an officer of the Company (or any Affiliate) having annual compensation (as defined in Section 414(q)(4) of the Code) greater than $130,000 (as adjusted under Section 416(i)(l) of the Code), (ii) a “five-percent owner” of the Company or any Affiliate (as defined in Section 416(i)(l)(B) of the Code), or (iii) a person having annual compensation (as defined in Section 414(q)(4) of the Code) of more than $150,000 and who would be classified as a “five-percent owner” of the Company or any Affiliate under Section 416(i)(1)(B) of the Code if “one percent” were substituted for “five percent” each time it appears in the definition of such term.

(t) “Year of Service” means each year of service credited to the Participant under the Pension Plan and each additional year of service (if any) credited to the Participant by action of the Board or pursuant to the terms of any supplemental agreement, employment agreement or other written agreement between the Company and a Participant providing for additional service credit under this Plan; provided that in no event shall a Participant’s total Years of Service be less than the years of service credited to him under a Prior Plan as of the Effective Date.

3. Participation.

(a) Participants hired before January 10, 2003 and participating in Prior Plans. An Employee who was hired by the Company or a subsidiary before January 10, 2003 and was actively participating in a Prior Plan on that date, shall be a Participant in this Plan.

(b) Participants hired on or before December 31, 2005. An Employee who was hired by the Company or a subsidiary on or before December 31, 2005, and who is eligible to participate in the Pension Plan, shall be eligible to participate in the Plan.

4. Normal or Late Retirement Benefit.

(a) General. Subject to paragraph (b) hereof, the retirement benefit (expressed as a monthly benefit) for a Participant who Retires at or after his Normal Retirement Age shall be calculated as follows:

(i) The benefit to which the Participant would be entitled under the Pension Plan calculated as if:

A. amounts paid under the Annual Incentive Bonus Plan (or any equivalent plan) that have been deferred by the Participant and amounts that have been deferred by the Participant under the American Water Works Company, Inc. Deferred Compensation Plan constitute “Earnings” under the Pension Plan for the year in which the amounts, but for the deferral election, would have been paid; and

B. the limitations imposed by Section 415 and Section 401(a)(17) of the Code, or the applicable provisions of any successor thereto, are not applied:

LESS

(ii) the Participant’s actual benefits payable under the Pension Plan.

(b) Minimum Benefit for Prior Plan Participants. Notwithstanding the foregoing paragraph (a), the normal retirement benefit under this Plan for any Prior Plan Participant shall not be less than the applicable amount determined under subparagraphs (i) though (v), as follows:

(i) SRP Minimum Benefit. The minimum normal retirement benefit for any Prior Plan Participant in the SRP shall be equal to the sum of A through E, less F where:

A. is equal to 1.85% of his Final Average Earnings not in excess of the Social Security Wage Base multiplied by 1.3333 times his Years of Service up to 15 years,

B. is equal to 2.1 % of his Final Average Earnings in excess of the Social Security Wage Base multiplied by 1.3333 times his Years of Service upon to 15 years,

C. is equal to 1.85% of his Final Average Earnings not in excess of the Social Security Wage Base multiplied by .5 times his Years of Service in excess of 15 years and up to 25 years,

D. is equal to 2.1% of his Final Average Earnings in excess of the Social Security Wage Base multiplied by .5 times his Years of Service in excess of 15 years and up to 25 years,

E. is equal to .7% of his Final Average Earnings multiplied by his Years of Service in excess of 25 years, and

F. is the Participant’s actual benefits payable under the Pension Plan.

(ii) SERP Minimum Benefit. The minimum normal retirement benefit for any Prior Plan Participant in the SERP shall be equal to the sum of A through C, less D where:

A. is equal to 1.5% of his Final Average Earnings not in excess of 50% of the Social Security Wage Base multiplied by his Years of Service up to 25 years,

B. is equal to 2.2% of his Final Average Earnings in excess of 50% of the Social Security Wage Base multiplied by his Years of Service upon to 25 years,

C. is equal to .7% of his Final Average Earnings multiplied by his Years of Service in excess of 25 years, and

D. is the Participant’s actual benefits payable under the Pension Plan.

(iii) St. Louis Water Company, Water Utility Service Co. and Continental Water Company Supplemental Pension Plans Minimum Benefit. The minimum normal retirement benefit for any Prior Plan Participant in the St. Louis Water Company Supplemental Pension Plan, the Water Utility Service Co. Supplemental Pension Plan or the

Continental Water Company Supplemental Pension Plan, shall be equal to the “Calculated Percentage” of his Final Average Earnings, reduced by the actual benefit payable under the Pension Plan. The Calculated Percentage shall be 60% reduced by .35% times the difference between 40 years and the Participant’s Years of Service.

(iv) Northwest Indiana Water Company, Long Island Water Corporation, Gary-Hobart Water Corporation, and Northern Illinois Corporation Supplemental Pension Plans Minimum Benefit. The minimum normal retirement benefit for any Prior Plan Participant in the Northwest Indiana Water Company Supplemental Pension Plan, the Long Island Water Corporation Supplemental Pension Plan, the Gary-Hobart Water Corporation Supplemental Pension Plan, or the Northern Illinois Corporation Supplemental Pension Plan, shall be equal to 50% of his Final Average Earnings, reduced by the actual benefit payable under the Pension Plan.

(v) Elizabethtown SERP Minimum Benefit. The minimum normal retirement benefit for any Prior Plan Participant in the Elizabethtown SERP shall be equal to the product of (a) 60% of his Final Average Earnings and (b) a fraction (not to exceed one) the numerator of which is the number of Years of Service credited to the Participant as of the date on which benefit computation is made and the denominator of which is 20, reduced by the actual benefit payable under the Pension Plan and further reduced by the benefits payable under any other defined benefit plans in which the executive has participated, including those of former employers.

(c) In calculating the benefits under this Plan it shall be assumed that all benefits under the Pension Plan will be paid (i) in the form of a single life annuity with no period certain and (ii) with respect to a married Participant who participated in the SERP, and whose benefit hereunder is determined under Section 4(b)(ii), in the form of a joint and 50% survivor annuity with no period certain.

(d) Effectiveness of Provisions. Paragraphs (a) and (b) hereof shall be effective as of January 1, 2006. The amount of benefits accruing to Prior Plan Participants after the effective date of the Plan but prior to January 1, 2006 shall be determined in accordance with the terms of the applicable Prior Plan.

5. Early Retirement.

(a) A Participant may elect early Retirement upon reaching his “Early Retirement Date” under the Pension Plan.

(b) The early retirement benefit under this Plan shall be calculated in the same manner as the normal retirement benefit, taking into account only service and compensation to the Participant’s early Retirement date.

(c) Any benefit payable upon Retirement prior to the Participant’s Normal Retirement Age shall be reduced in accordance with the table of early retirement factors contained in the Pension Plan as in effect at the time of the Participant’s Retirement; except that the benefit of a Prior Plan Participant in the SERP who Retires with Board approval prior to attaining age 62 and completing 10 Years of Service shall be unreduced.

6. Vested Benefit.

(a) General. A vested benefit shall be provided to each Prior Plan Participant in accordance with the terms of the relevant Prior Plan. In addition, a Participant who Separates from Service after that Participant has completed 5 Years of Service shall be entitled to a vested benefit. Such benefit shall be calculated in the same manner as the normal retirement benefit under paragraph 4(a) or 4(b) above (as applicable), taking into account only service and compensation to the Participant’s Separation from Service date. The benefit payable under this paragraph 6(a) shall be payable to a Participant in accordance with paragraph 8.

(b) Benefits for Inactive Participants: Any Prior Plan Participant who, after having accrued a benefit under one of the Prior Plans, is designated ineligible under such Plan by the Committee shall be deemed an inactive Participant. If an inactive Participant meets the age and service requirements under the applicable Prior Plan, while an Employee, that inactive Participant shall be entitled to receive a normal, early or disability retirement benefit under paragraphs 4, 5 or 7, respectively, provided the benefit shall be calculated taking into account only service and compensation to the date the individual became an inactive Participant and shall be offset by the benefit payable at the inactive Participant’s actual retirement under the Pension Plan.

(c) Severance Credit. A Participant who becomes entitled to benefits under the Company’s Executive Severance Plan shall have his Years of Service under Section 6(a) calculated, solely for purpose of determining vesting, by adding 12 months (18 months for the Company’s Chief Executive Officer) to his actual service.

7. Disability Benefit.

Upon qualifying for a disability retirement benefit under the Pension Plan, a Participant shall be entitled to a disability retirement benefit hereunder, in an amount calculated in the same manner as the normal retirement benefit under paragraph 4(a) or 4(b)(i) or (ii) above (as applicable), but based on service and compensation to the date of disability and with an offset, calculated in the manner described in paragraph 4, for any disability benefits payable under the Pension Plan.

8. Form and Time of Benefit Payment.

(a) General. Subject to paragraphs (b), (c) and (d) hereof, (i) the benefit to which a Participant is entitled pursuant to paragraphs 4, 5, or 7 hereof, as applicable, shall be paid in a single lump sum within 90 days following such Participant’s Retirement, calculated as the actuarial equivalent of such benefit expressed as an annuity for the life of the Participant with no period certain, and (ii) the benefit to which a Participant is entitled pursuant to paragraph 6 hereof shall be paid in a single lump sum within 90 days following such Participant’s Separation from Service, calculated as the actuarial equivalent of such benefit expressed as an annuity for the life of the Participant with no period certain, reduced to reflect commencement prior to his Normal Retirement Age. Actuarial equivalence shall be determined using the same actuarial methods and factors as are applied under the Pension Plan.

(b) Elizabethtown SERP Benefits. Notwithstanding paragraph (a) above, the benefit of a Prior Plan Participant in the Elizabethtown SERP shall be calculated and paid as provided in paragraph (a) above, except that such benefit shall be calculated as the actuarial equivalent of a 15 year certain annuity.

(c) SERP Benefits. Notwithstanding paragraph (a) above, the benefit of a Prior Plan Participant in the SERP shall be calculated and paid as provided in paragraph (a) above, except that such benefit shall be calculated as the actuarial equivalent of (i) an annuity for the life of the Participant with no period certain plus (ii) if the Participant is married at the time payment is made (or would be made absent the application of paragraph (d) below), an annuity commencing on the Participant’s death for the life of the Participant’s surviving spouse, with no period certain, and with monthly payments equal to 50% of the monthly annuity amount described in clause (i) of this paragraph.

(d) Delayed Payment to Certain Participants. Notwithstanding paragraphs (a), (b) and (c) above, if (i) the stock of the Company or any Affiliate is publicly traded at the time of a Participant’s Retirement or other Separation from Service, and (ii) the Participant is a Specified Employee at the time of such Retirement or other Separation from Service, then such Participant’s benefit (unless such Participant is entitled to a disability retirement benefit), shall not be paid before six months after the date of Separation from Service (or, if earlier, the Participant’s death); provided that in no event shall payment be made before the date on which payment would otherwise be made under paragraph (a).

(e) Acceleration of Payment. Notwithstanding the time of payment set forth in paragraph (a) above, payment of a Participant’s benefit hereunder shall be made:

(i) Domestic Relations Orders. to the extent necessary to comply with a domestic relations order (as defined in Section 414(p)(l)(B) of the Code) that meets the requirements of the Company’s domestic relations order procedures applicable to non-qualified plans (if any);

(ii) Divestitures. to the extent necessary to comply with a certificate of divestiture (as defined in section 1043(b)(2) of the Code);

(iii) to the extent necessary to comply with federal, state and local tax withholding requirements in accordance with regulations under Section 409A of the Code.

9. Death Benefits Before Retirement.

(a) Participants with 10 Years of Service. Upon the death, while an active Employee, of a Participant who has been credited under this Plan with at least 10 Years of Service, the Participant’s Beneficiary if then surviving shall be entitled to a death benefit calculated as the excess of (i) the benefit computed as described in paragraph 4 above, based upon the Participant’s Years of Service and compensation to the date of death and the assumption that the Participant had Retired on the day before the Participant’s death, but converted using the actuarial factors specified in the Pension Plan to a joint and 100% survivor benefit over (ii) the death benefits payable under the Pension Plan. If the Participant had not attained age 55 on the date of the Participant’s death, the Participant’s age shall be considered to have been 55 and the Beneficiary’s age shall be adjusted to bear the same relationship to age 55 as their actual attained ages bore to each other. The amount calculated pursuant to this paragraph shall be converted into a single lump sum using the actuarial factors specified in the Pension Plan and paid within 90 days following the Participant’s death.

(b) Participants with Five Years of Service. Upon the death, while an active Employee, of a Participant who has been credited under this Plan with more than 5 but fewer than 10 Years of Service, such Participant’s Beneficiary if then surviving shall be entitled to a death benefit calculated as the excess of (i) the benefit computed as described in paragraph 4 above, based upon the Participant’s Years of Service and compensation to the date of death and the assumption that the Participant had Retired on the day before the Participant’s death, but converted to a joint and 50% survivor benefit and reduced for early commencement as necessary in accordance with the actuarial factors in the Pension Plan over (ii) the death benefits payable under the Pension Plan. If the Participant had not attained age 55 on the date of death, the Participant’s age shall be considered to have been 55 and the Beneficiary’s age shall be adjusted to bear the same relationship to age 55 as their actual attained ages bore to each other. The amount calculated pursuant to this paragraph shall be converted into a single lump sum using the actuarial factors specified in the Pension Plan and paid within 90 days following the Participant’s death.

(c) Prior Plan Participants in the Elizabethtown SERP. Notwithstanding the requirements of paragraphs (a) and (b) above, upon the death, while an active Employee, of a Prior Plan Participant in the Elizabethtown SERP who is not eligible to Retire, such Participant’s Beneficiary shall be entitled to a death benefit equal to twice the Participant’s annual “Earnings” (as defined in the Pension Plan) at the time of the Participant’s death. The amount calculated pursuant to this paragraph shall be paid in a single lump sum within 90 days following the Participant’s death.

(d) Terminated Participants. If a Participant dies after his Retirement but before benefits are paid pursuant to paragraph 8 hereof (or would be paid absent the application of paragraph 8(d)), such Participant’s Beneficiary if then surviving shall be entitled to a death benefit calculated as the excess of (i) the benefit computed as described in paragraph 4 above, based upon the Participant’s Years of Service and compensation to the date of death and the assumption that the Participant had Retired on the day before the Participant’s death, but converted using the actuarial factors specified in the Pension Plan to a joint and 50% survivor benefit over (ii) the death benefits payable under the Pension Plan, based on the attained ages of the Participant and the Beneficiary. The amount calculated pursuant to this paragraph shall be converted into a single lump sum using the actuarial factors specified in the Pension Plan and paid within 90 days following the Participant’s death. If a Participant Separates from Service before becoming eligible to Retire and dies before becoming eligible to receive or begin receiving a benefit pursuant to paragraph 8 hereof (or would be paid absent the application of paragraph 8(d)), no death benefits shall be payable under this Plan.

(e) Other Participants. Except as provided in paragraphs (a), (b), (c) and (d) above, no death benefits shall be payable under this Plan.

10. Plan Administration.

(a) General. The Plan shall be administered by the Committee. Subject to the Board’s authority, the Committee shall have sole discretion to construe and interpret the provisions of the Plan and to determine finally all questions concerning benefit entitlements, including the power to construe and determine disputed or doubtful terms. To the maximum extent permissible under law, the determinations of the Committee on all such matters shall be final and binding upon all persons involved. The Committee may delegate to officers or managers of the Company or any subsidiary, or committees thereof, the authority, subject to such terms as the Committee shall determine, (i) to perform administrative functions, and (ii) to perform such other functions of the Committee as the Committee may determine, to the extent permitted under applicable law. The Committee may appoint agents to assist it in administering the Plan.

(b) Records and Reports. The Committee or its delegate shall keep a record of its proceedings and actions and shall maintain all books of account, records, and other data as shall be necessary for the proper administration of the Plan. Such records shall contain all relevant data pertaining to individual Participants and their rights under the Plan. The Committee or its appointed delegate shall have the duty to carry into effect all rights or benefits provided hereunder to the extent assets of the Company are properly available therefore.

(c) Payment of Expenses. The Company shall pay all expenses of administering the Plan. Such expenses shall include any expenses incident to the functioning of the Committee or its delegate.

(d) Indemnification of Liability. The Company shall indemnify the members of the Committee and any employee of the Company to whom the Committee may delegate its duties under the Plan, against any and all claims, losses, damages, expenses, and liabilities arising from the responsibilities in connection with the Plan, unless the same is determined to be due to gross negligence or willful misconduct.

11. Claims Procedures. The Committee shall administer a claims procedure as follows:

(a) Initial Claim. A Participant or beneficiary who believes himself entitled to benefits hereunder (the “Claimant”), or the Claimant’s authorized representative acting on behalf of such Claimant, may make a claim for those benefits by submitting a written notification of his claim of right to such benefits. Such notification must be on the form and in accordance with the procedures established by the Committee.

(b) Procedure for Review. The Committee shall establish administrative processes and safeguards to ensure that all claims for benefits are reviewed in accordance with the Plan document and that, where appropriate, Plan provisions have been applied consistently to similarly situated Claimants. Any notification to a Claimant required hereunder may be provided in writing or by electronic media. A Participant or beneficiary may designate another individual to act as his authorized representative with respect to a claim for benefits under the Plan by providing a written notice of such authorization to the Committee. Such designation must provide reasonable detail regarding the identity of the authorized representative. A Participant or beneficiary may have only one authorized representative at any time.

(c) Claim Denial Procedure. If a claim is wholly or partially denied, the Committee shall notify the Claimant within a reasonable period of time, but not later than 90 days after receipt of the claim, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 180 days from receipt of the claim. The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Committee expects to render a benefit determination. A benefit denial notice shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason or reasons for the denial, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, with reasons therefore, and (iv) the procedure for reviewing the denial of the claim and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a legal action following an adverse benefit determination on review.

(d) Appeal Procedure. In the case of an adverse benefit determination, the Claimant or his representative shall have the opportunity to appeal to the Board of Directors for review thereof by requesting such review in writing to the Committee within 60 days of receipt of notification of the denial. Failure to submit a proper application for appeal within such 60 day period will cause such claim to be permanently denied. The Claimant or his representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. The Claimant or his representative shall also be provided the opportunity to submit written comments, documents, records and other information relating to the claim for benefits. The Committee shall review the appeal taking into account all comments, documents, records and other information submitted by the Claimant or his representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(e) Decision on Appeal. The Committee shall notify a Claimant of its decision on appeal within a reasonable period of time, but not later than 60 days after receipt of the Claimant’s request for review, unless the Committee determines that special circumstances require an extension of time for processing the appeal. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Committee expects to render a benefit determination. An adverse benefit decision on appeal shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason or reasons for the adverse determination, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim, and (iv) a statement of the Claimant’s right to bring a legal action.

(f) Litigation. In order to operate and administer the claims procedure in a timely and efficient manner, any Claimant whose appeal with respect to a claim for benefits has been denied, and who desires to commence a legal action with respect to such claim, must commence such action in a court of competent jurisdiction within 90 days of receipt of notification of such denial. Failure to file such action by the prescribed time will forever bar the commencement of such actions.

12. Funding of Plan. This Plan is an unfunded arrangement. The right of any Participant or beneficiary to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company. Any trust, and any other fund, account, contract or arrangement that the Company chooses to establish for the future payment of benefits under this Plan to a Participant or beneficiary shall remain part of the Company’s general assets and no person claiming payments under the Plan shall have any right, title or interest in or to any such trust, fund, account, contract or arrangement.

13. Construction. Whenever any gender is used herein, it is intended also to cover the other gender where appropriate, and wherever the singular is used, it shall be interpreted as including the plural.

14. Anti-Assignment/Anti-Alienation of Benefits and Payments. Except as otherwise specifically provided herein, to the extent permitted by law, payments to and benefits under the Plan shall not be assignable, since they are primarily for the support and maintenance of the Participant after Retirement. To the extent permitted by law, such payments and benefits shall not be subject to attachment by creditors of, or through legal processes against, any Participant or beneficiary.

15. No Right to Employment. Participation in the Plan shall not give any Employee the right to be retained in the service of the Company or any subsidiary or affiliate thereof.

16. Incapacity. If any person entitled to receive any benefits hereunder is a minor, or is deemed by the Company or is adjudged to be legally incapable of giving a valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian, custodian or committee of such minor or incompetent, or they maybe paid to such persons who the Company believes are caring for or supporting such minor or incompetent.

17. Distribution in Event of Taxation. If for any reason all or any portion of a Participant’s benefit under the Plan becomes taxable due to a failure to meet the requirements of Section 409A of the Code and the regulations thereunder, the Company may authorize the distribution of the amount permitted by Section 409A of the Code and the regulations thereunder.

18. Amendment or Termination. The Board of Directors of the Company shall have the power to amend, suspend or terminate this Plan at any time, provided that no such amendment, suspension or termination shall, except as required by applicable law, reduce the benefit accrued by any Participant hereunder, or under any of the Prior Plans, determined in each case as of the day immediately preceding the date of such amendment, suspension or termination. In the event of a Plan termination, benefits accrued at the time of such termination shall be paid in accordance with paragraph 8, provided that the Company may accelerate payments to the extent permitted under Section 409A of the Code.

19. Effect of a Change in Control. The Plan shall be unaffected by the occurrence of a Change in Control, except that in such event, Board may in its discretion provide for the full vesting of benefits hereunder.

To record this amendment and restatement of this Plan, American Water Works Company, Inc. has caused this Plan to be executed, by its appropriate officers on this 1st day of March, 2007.

AMERICAN WATER WORKS COMPANY, INC.

By:	/s/ Donald L. Correll
Donald L. Correll
President and CEO

Attest:	/s/ George W. Patrick
George W. Patrick
General Counsel and Secretary